CORE WITHDRAWAL BENEFIT II RIDER
Pacific Life Insurance Company, a stock company, has issued this Rider as a part of the annuity Contract to which it is attached.
All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.
The numeric examples contained in this Rider are based on certain assumptions. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time.

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Definition of Terms – Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:
Annual RMD Amount – The amount required to be distributed each Calendar Year for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date.
Protected Payment Amount – The maximum amount that can be withdrawn under this Rider without reducing the Protected Payment Base.
If the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner) is age [65] or older when the first withdrawal was taken or the most recent reset occurred, whichever is later, the Protected Payment Amount on any day after the Rider Effective Date is equal to [5.0%] multiplied by the Protected Payment Base as of that day, less cumulative withdrawals during that Contract Year.
If the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner) is younger than age [65] when the first withdrawal was taken or the most recent reset occurred, whichever is later, the Protected Payment Amount on any day after the Rider Effective Date is equal to the lesser of:
(a)	[5.0%] multiplied by the Protected Payment Base as of that day, less cumulative withdrawals during that Contract Year; or

(b)	the Remaining Protected Balance as of that day.
The Protected Payment Amount will never be less than zero.
Protected Payment Base – An amount used to determine the Protected Payment Amount. The Protected Payment Base will never be less than zero and will remain unchanged except as otherwise described under the provisions of this Rider.
Remaining Protected Balance – The amount available for future withdrawals made under this Rider. The Remaining Protected Balance will never be less than zero.
Quarterly Rider Anniversary – Every three month anniversary of the Rider Effective Date.
Reset Date – Any Contract Anniversary after the Rider Effective Date on which an Automatic Reset or an Owner-Elected Reset occurs.
For purposes of this Rider, the term “withdrawal” includes any applicable withdrawal charges and charges for premium taxes and/or other taxes, if applicable. Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as withdrawals otherwise made under the provisions of the Contract.
Core Withdrawal Benefit II Rider – You have purchased a Core Withdrawal Benefit II Rider. Subject to the terms and conditions described herein, this Rider:
(a)	allows for withdrawals up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision of this Rider;

(b)	allows for withdrawals for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date, regardless of the amount, without any adjustment to the Protected Payment Base, subject to certain conditions as described herein;

(c)	provides for Automatic Annual Resets or Owner-Elected Resets of the Protected Payment Base and Remaining Protected Balance.

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This Rider may be purchased and added to the Contract on the Contract Issue Date or Contract Anniversary, if available, provided that on the Rider Effective Date: (a) the age of each Annuitant is [85] years or younger; (b) the Contract is not issued as an Inherited IRA or Inherited TSA; and (c) the entire Contract Value is invested according to the investment allocation requirements applicable to this Rider.
Annual Charge – An annual charge for expenses related to this Rider will be deducted on a quarterly basis. The annual charge is equal to 0.60% (0.15% quarterly) and will not exceed a maximum annual charge percentage of 1.20% (0.30% quarterly).
The charge is deducted, in arrears, on each Quarterly Rider Anniversary that this Rider remains in effect. The charge is equal to the quarterly charge percentage multiplied by the Protected Payment Base on the day the charge is deducted. The charge will be deducted from the variable Investment Options on a proportionate basis relative to the Account Value in each such variable Investment Option. Any portion of the annual charge will not be deducted from the DCA Plus fixed account (if available under the Contract).
The annual charge percentage established on the Rider Effective Date will not change, except as otherwise described in the provisions of this Rider.
If this Rider terminates on a Quarterly Rider Anniversary, the entire charge for the prior Quarterly Rider Anniversary will be deducted from the Contract Value on that Quarterly Rider Anniversary.
If the Rider terminates prior to a Quarterly Rider Anniversary, we will prorate the charge. The prorated amount will be based on the Protected Payment Base as of the day the Rider terminates. Such prorated amount will be deducted from the Contract Value on the earlier of the day the Contract terminates or the Quarterly Rider Anniversary immediately following the day the Rider terminates.
We will waive the charge for the current quarter in the following cases:
(a)	if the Rider terminates as a result of the death of an Owner or sole surviving Annuitant;

(b)	upon full annuitization of the Contract;

(c)	after the Contract Value is zero.
Any portion of the annual charge we deduct from any of our fixed-rate General Account Investment Options (if available under the Contract) will not be greater than the annual interest credited in excess of that option’s minimum guaranteed interest rate.
Change in Annual Charge – The annual charge percentage, and corresponding deduction, may change as a result of any automatic reset or Owner-elected reset. The annual charge percentage will never exceed the annual charge percentage then in effect for new issues of this same rider. If we are no longer issuing this rider, any change in the annual charge percentage will not result in an annual charge percentage that exceeds the maximum annual charge percentage specified in the Annual Charge provision.
If the Protected Payment Base and Remaining Protected Balance are never reset, the annual charge percentage established on the Rider Effective Date is guaranteed not to change.
Initial Values – The Protected Payment Base and Remaining Protected Balance are initially determined on the Rider Effective Date. On the Rider Effective Date, the Protected Payment Base and Remaining Protected Balance are equal to the Initial Purchase Payment or, if effective on a Contract Anniversary, the Contract Value on that Contract Anniversary. The initial Protected Payment Amount on the Rider Effective Date is equal to [5.0%] multiplied by the Protected Payment Base.
Subsequent Purchase Payments – Purchase Payments received after the Rider Effective Date will result in an increase in the Protected Payment Base and Remaining Protected Balance by the amount of the Purchase Payment.
Limitation on Subsequent Purchase Payments – For purposes of this Rider, in no event may any Purchase Payment received on or after the first (1st) Contract Anniversary, measured from the Rider Effective Date or the most recent Reset Date, whichever is later, result in the total of all Purchase Payments received since that Contract Anniversary to exceed $100,000, without our prior approval.

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This provision only applies if the Contract permits Purchase Payments after the first (1st) Contract Anniversary, measured from the Contract Date.
For purposes of this Rider, we reserve the right to restrict subsequent Purchase Payments.
Withdrawal of Protected Payment Amount – While this Rider is in effect, you may withdraw up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision of this Rider.
If a withdrawal does not exceed the Protected Payment Amount immediately prior to the withdrawal, the Protected Payment Base will remain unchanged. Immediately following the withdrawal, the Remaining Protected Balance will decrease by the withdrawal amount.
Withdrawals Exceeding Protected Payment Amount – Except as otherwise provided under the Withdrawals to Satisfy Required Minimum Distribution provision of this Rider, if a withdrawal exceeds the Protected Payment Amount immediately prior to that withdrawal, we will reduce the Protected Payment Base and Remaining Protected Balance. This adjustment will occur immediately following the withdrawal according to the following calculation:
(a)	Determine excess withdrawal amount (“A”) where A equals total withdrawal amount minus the Protected Payment Amount immediately prior to the withdrawal;

(b)	Determine ratio for proportionate reduction (“B”) where B equals A divided by (Contract Value immediately prior to the withdrawal minus Protected Payment Amount immediately prior to the withdrawal);

(c)	Determine the new Protected Payment Base which equals (Protected Payment Base immediately prior to the withdrawal) multiplied by (1 minus B). The Protected Payment Base will never be less than zero;

(d)	Determine the new Remaining Protected Balance which equals the lesser of:
1.	(Remaining Protected Balance immediately prior to the withdrawal minus the Protected Payment Amount immediately prior to the withdrawal) multiplied by (1 minus B); or

2.	The Remaining Protected Balance immediately prior to the withdrawal minus the total withdrawal amount.
The amount available for withdrawal under the Contract must be sufficient to support any withdrawal that would otherwise exceed the Protected Payment Amount.
Withdrawals to Satisfy Required Minimum Distribution – No adjustment will be made to the Protected Payment Base if a withdrawal made under this Rider exceeds the Protected Payment Amount immediately prior to the withdrawal, provided that such withdrawal (herein referred to as an “RMD withdrawal”) is for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date, and further subject to the following:
(a)	you have authorized us to calculate and make periodic distribution of the Annual RMD Amount for the Calendar Year required based on the payment frequency you have chosen;

(b)	the Annual RMD Amount is based on this Contract only; and

(c)	no withdrawals (other than RMD withdrawals) are made from the Contract during the Contract Year.
Immediately following an RMD withdrawal, the Remaining Protected Balance will decrease by the RMD withdrawal amount.
Depletion of Contract Value – If a withdrawal (including an RMD withdrawal) does not exceed the Protected Payment Amount immediately prior to the withdrawal and reduces the Contract Value to zero, the following will apply:

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(a)	if the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner):
(i)	was younger than age [65] when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later, the Protected Payment Amount will be paid each year until the Remaining Protected Balance is reduced to zero; or

(ii)	was age [65] or older when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later, the Protected Payment Amount will be paid each year until the day of the first death of an Owner or the date of death of the sole surviving Annuitant.
The payments under subparagraphs (a)(i) and (a)(ii) above will be made under a series of pre-authorized withdrawals under a payment frequency, as elected by the Owner, but no less frequently than annually;

(b)	no additional Purchase Payments will be accepted under the Contract;

(c)	any Remaining Protected Balance will not be available for payment in a lump sum and will not be applied to provide payments under an Annuity Option; and

(d)	the Contract will cease to provide any death benefit.
Depletion of Remaining Protected Balance – If a withdrawal reduces the Remaining Protected Balance to zero and Contract Value remains, the following will apply:
If the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner):
(a)	was younger than age [65] when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later, this Rider will terminate; or

(b)	was age [65] or older when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later, you may elect to withdraw up to the Protected Payment Amount each year until the day of the first death of an Owner or the date of death of the sole surviving Annuitant.
If a withdrawal made under subparagraph (b) (except an RMD withdrawal) taken from the Contract exceeds the Protected Payment Amount, the Protected Payment Base will be reduced according to the Withdrawals Exceeding Protected Payment Amount provision of this Rider.
Any death benefit proceeds to be paid to the Beneficiary from remaining Contract Value will be paid as described under the Death Benefit provisions of the Contract.
Automatic Reset – On each Contract Anniversary while this rider is in effect and before the Annuity Date, we will automatically reset the Protected Payment Base and Remaining Protected Balance if the Protected Payment Base is less than the Contract Value on that Contract Anniversary.
The Protected Payment Base and Remaining Protected Balance will be reset to an amount equal to 100% of the Contract Value.
The annual charge percentage may change as a result of any automatic reset. (See Change in Annual Charge provision). We will provide you with written confirmation of each automatic reset.
Automatic Reset — Opt-Out Election – If you are within [sixty (60)] days after a Contract Anniversary on which an automatic reset is effective, you have the option to reinstate the Protected Payment Base, Remaining Protected Balance, Protected Payment Amount and the annual charge percentage to their respective amounts immediately before the automatic reset.
If you elect this option, your opt-out election must be received, in a form satisfactory to us, at our Service Center within the same [sixty (60)] day period after the Contract Anniversary on which the reset is effective.
Any future automatic resets will continue in effect in accordance with the Automatic Reset provision of this Rider.

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Automatic Reset – Future Participation – You may elect not to participate in future automatic resets at any time. Your election must be received, in a form satisfactory to us, at our Service Center, while this rider is in effect and before the Annuity Date. Such election will be effective for future Contract Anniversaries.
If you previously elected not to participate in automatic resets, you may re-elect to participate in future automatic resets at any time. Your election to resume participation must be received, in a form satisfactory to us, at our Service Center while this Rider is in effect and before the Annuity Date. Such election will be effective for future Contract Anniversaries as described in the Automatic Reset provision.
Owner-Elected Resets (Non-Automatic) – You may, on any Contract Anniversary after the Rider Effective Date or the most recent Reset Date, whichever is later, elect to reset the Remaining Protected Balance and Protected Payment Base to an amount equal to 100% of the Contract Value as of that Contract Anniversary. The annual charge percentage may change if you elect this reset option. (See Change in Annual Charge provision).
On each Reset Date we will set the Remaining Protected Balance and Protected Payment Base to an amount equal to 100% of the Contract Value as of that Reset Date.
If you elect this option, your election must be received, in a form satisfactory to us, at our Service Center within [sixty (60)] days after the Contract Anniversary on which the reset is effective. This option may result in a reduction in the Protected Payment Base, Remaining Protected Balance, and Protected Payment Amount. We will provide you with written confirmation of your election.
Application of Rider Provisions – On and after each Reset Date, the provisions of this Rider shall apply in the same manner as they applied when the Rider was originally issued. The limitations and restrictions on Purchase Payments and withdrawals, the deduction of quarterly charges and any future reset options available on and after each Reset Date, will again apply and will be measured from that Reset Date.
Annuitization – If you annuitize the Contract at the maximum Annuity Date specified in the Contract and this Rider is still in effect at the time of your election and a Life Only fixed annuity option is chosen, the annuity payments will be equal to the greater of:
(a)	the Life Only fixed annual payment amount calculated based on the Net Contract Value at the maximum Annuity Date, less any charges for premium taxes and/or other taxes, and the Life Only fixed annuity rates based on the greater of our current income factors in effect for the Contract on the maximum Annuity Date; or our guaranteed income factors; or

(b)	the Protected Payment Amount in effect at the maximum Annuity Date.
If you annuitize the Contract at any time prior to the maximum Annuity Date specified in the Contract, your annuity payments will be determined in accordance with the terms of the Contract. The Protected Payment Base, Remaining Protected Balance and Protected Payment Amount under this Rider will not be used in determining any annuity payments.
Continuation of Rider if Surviving Spouse Continues Contract – If the Owner dies while this Rider is in effect and if the surviving spouse of the deceased Owner elects to continue the Contract in accordance with its terms, the surviving spouse may continue to take withdrawals of the Protected Payment Amount under this Rider, until the Remaining Protected Balance is reduced to zero. If the Contract Value or Remaining Protected Balance is at zero when the Owner dies, this Rider will terminate.
The surviving spouse may elect any of the reset options available under this Rider for subsequent Contract Anniversaries. If a reset takes place, then the provisions of this Rider will continue in full force and in effect for the surviving spouse.

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Termination of Rider – Except as otherwise provided under the Continuation of Rider if Surviving Spouse Continues Contract provision of this Rider, this Rider will automatically terminate upon the earliest to occur of one of the following events:
(a)	the day any portion of the Contract Value is no longer invested according to the investment allocation requirements applicable to this Rider;

(b)	the day the Remaining Protected Balance is reduced to zero;

(c)	the day of the first death of an Owner or the date of death of the sole surviving Annuitant;

(d)	the day the Contract is terminated in accordance with the provisions of the Contract;

(e)	the day we are notified of a change in ownership of the Contract to a non-spouse Owner if the Contract is non-qualified, excluding changes in ownership to or from certain trusts; or

(f)	the Annuity Date;

(g)	the day that the Contract Value is reduced to zero as a result of a withdrawal (except an RMD withdrawal) that exceeds the Protected Payment Amount.
This Rider will not terminate under subparagraph (b) above if the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner) was age [65] or older when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later.
This Rider and the Contract will not terminate under subparagraph (d) above if at the time of this event, the Contract Value is zero and we are making pre-authorized withdrawals of the Protected Payment Amount. In this case, the Rider and Contract will terminate under:
(i)	subparagraph (b) if the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner) was younger than age [65] when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later; or

(ii)	subparagraph (c) if the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner) was age [65] or older when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later.
Rider Effective Date – This Rider is effective on the Contract Date, unless a later date is shown below.
     Rider Effective Date: [Date]
All other terms and conditions of the Contract remain unchanged by this Rider.
PACIFIC LIFE INSURANCE COMPANY

Chairman and Chief Executive Officer	Secretary

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CORE WITHDRAWAL BENEFIT II RIDER
SAMPLE CALCULATIONS – For Illustration Purposes Only
The numeric examples shown in this section are based on certain assumptions. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time. These examples are not intended to serve as projections of future investment returns.
The values shown in Examples 1 through 4 are based on the following assumptions:
•	Rider purchased at Contract issue by a 64-year old

•	Automatic resets are shown if applicable

•	Investment returns are random
Example 1: Setting of Initial Values

			Contract	Protected	Remaining	Protected
Contract	Purchase		Value After	Payment	Protected	Payment
Year	Payment	Withdrawal	Transaction	Base	Balance	Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$100,000	$5,000
Example 2: Subsequent Purchase Payment

			Contract	Protected	Remaining	Protected
Contract	Purchase		Value After	Payment	Protected	Payment
Year	Payment	Withdrawal	Transaction	Base	Balance	Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$100,000	$5,000
Activity	$100,000		$200,000	$200,000	$200,000	$10,000
Beginning of Year 2			$207,000	$207,000	$207,000	$10,350
•	Since a subsequent purchase payment of $100,000 was made in the first Contract Year, the Protected Payment Base and Remaining Protected Balance are increased by the amount of the purchase payment and the Protected Payment Amount is adjusted to equal 5% of the new Protected Payment Base.

•	An automatic Reset takes place at the beginning of Contract Year 2, since the Contract Value ($207,000) is higher than the Protected Payment Base ($200,000). This resets the Protected Payment Base and Remaining Protected Balance to $207,000. Also, the Protected Payment Amount increases to $10,350 (5% x $207,000).

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Example 3: Compliant Withdrawals

			Contract	Protected	Remaining	Protected
Contract	Purchase		Value After	Payment	Protected	Payment
Year	Payment	Withdrawal	Transaction	Base	Balance	Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$100,000	$5,000
Activity	$100,000		$200,000	$200,000	$200,000	$10,000
Beginning of Year 2			$207,000	$207,000	$207,000	$10,350
Activity		$5,000	$204,000	$207,000	$202,000	$5,350
Beginning of Year 3			$205,000	$207,000	$202,000	$10,350
Beginning of Year 4			$215,000	$215,000	$215,000	$10,750
•	Since a compliant withdrawal takes place in Contract Year 2, the Protected Payment Base remains the same ($207,000) and the Remaining Protected Balance ($202,000) is reduced by the amount of the withdrawal ($5,000).

•	At the beginning of Contract Year 3, a Reset does not take place since the Contract Value ($205,000) is less than the Protected Payment Base ($207,000). The Protected Payment Base ($207,000) and the Remaining Protected Balance ($202,000) remain the same and the Protected Payment Amount is reset to $10,350 (5% x 207,000).

•	An automatic Reset takes place at the beginning of Contract Year 4, since the Contract Value ($215,000) is higher than the Protected Payment Base ($207,000). This resets the Protected Payment Base and Remaining Protected Balance to $215,000. Also, the Protected Payment Amount increases to $10,750 (5% x $215,000).
Example 4: Non-Compliant Withdrawals

			Contract	Protected	Remaining	Protected
Contract	Purchase		Value After	Payment	Protected	Payment
Year	Payment	Withdrawal	Transaction	Base	Balance	Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$100,000	$5,000
Activity	$100,000		$200,000	$200,000	$200,000	$10,000
Beginning of Year 2			$207,000	$207,000	$207,000	$10,350
Activity		$20,000	$182,000	$196,567	$186,739	$0
Beginning of Year 3			$192,000	$196,567	$186,739	$9,828
Beginning of Year 4			$215,000	$215,000	$215,000	$10,750
•	Due to the non-compliant w/d of $20,000 made in Contract Year 2, the Protected Payment Base is reduced to $196,567 and the Remaining Protected Balance is reduced to $186,739.
o	A = $9,650 = ($20,000 – $10,350)

o	B = 0.0504 = $9,650/($202,000 – $10,350)

o	PPB = $196,567 = $207,000 x (1 – 0.0504)

o	RPB = $186,739 = lesser of:
▪	$186,739 = ($207,000 – $10,350) x (1 – 0.0504); or

▪	$187,000 = ($207,000 – $20,000)
o	At the beginning of Contract Year 3, the Protected Payment Amount is reset to $9,828 (5% x $196,567)
•	An automatic Reset takes place at the beginning of Contract Year 4, since the Contract Value ($215,000) is higher than the Protected Payment Base ($196,567). This resets the Protected Payment Base and Remaining Protected Balance to $215,000. Also, the Protected Payment Amount increases to $10,750 (5% x $215,000).

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